U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 14, 2010

LADYBUG RESOURCE GROUP, INC.

(Exact Name of registrant as specified in its Charter)

Nevada	333-153306	26-1973389
State of Incorporation	Commission File No.	I.R.S. Employer
Identification No.

11630 Slater Ave., N.E., Ste. 1A, Kirkland, WA	98034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,(425) 306-5028

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Entry into a Material Definitive Agreement

On October 14, 2010, Ladybug Resource Group, Inc. (“Ladybug”) signed an Exchange Agreement with MAG INTERNATIONAL, INC., a California corporation (“MAG”). A copy of the Agreement is attached to this report as Exhibit 10.

Ladybug proposes to acquire 100% of the capital stock of MAG INTERNATIONAL, INC. in exchange for Ninety-four Million Eight Hundred Thousand (94,800,000) of its restricted common shares.

Terms of the agreement include changing Ladybug’s corporate name to MAG INTERNATIONAL, INC., and the completion of MAG’s audited financial statements on, or before November 30, 2010, the target closing date.

In connection with the acquisition, Ladybug plans to spin off its two subsidiaries, New Solar Electricity Corporation and Inner Path Health Corporation to its shareholders of record on a date prior to the acquisition.

Company Profile

MAG was founded in 2004 as a manufacturer and distributor of quality and innovatively designed mini utility vehicles and accessories. Based in Fountain Valley, California, MAG is a woman-owned company that has grown dramatically since inception.

In 2009, MAG introduced its newest line, the E-MAG, a zero emission vehicle (ZEV) truck and van. It also received its Low Speed Vehicle (LSV) qualification. MAG is made in the U.S.A. MAG also provides gasoline, E-85, engines and 4-wheel drive options. MAG was named the 2009 winner of the Southern California Venture Network emerging growth green award for manufacturing.

MAG vehicles have an array of applications and can be seen nationwide within various industries including, but not limited to, golf courses, military bases, government facilities, universities, stadiums, airports, retail complexes, amusement parks, cemeteries, large corporate complexes, municipalities, the railroad system and oil refineries. The MAG product is sold through a dealer network and direct.

MAG’s website is www.maginternationalinc.com.

Item 9.01

Financial Statements and Exhibits

Exhibit Number

Description

10

Form of Exchange Agreement

LADYBUG RESOURCE GROUP, INC.

Dated: October 15, 2010

/s/ Mitchell Trace

By: Mitchell Trace

Title: President/CEO

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